Exhibit 10.120

FIRST AMENDMENT TO STOCK AND WARRANT PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO STOCK AND WARRANT PURCHASE AGREEMENT (this “First “Amendment”) dated as of March 23, 2009 is by and between StockerYale, Inc., a Massachusetts corporation (the “Company”), and Lewis Opportunity Fund LP (“Lewis”).

WHEREAS, on or about December 24, 2008, the Company and Lewis entered into a Stock and Warrant Purchase Agreement pursuant (the “Purchase Agreement”) to which Lewis agreed to purchase from the Company, and the Company agreed to sell to Lewis, 2,000,000 shares of common stock of the Company (the “Common Stock”) and a warrant for the purchase of 1,000,000 shares of Common Stock at an exercise price of $0.50 per share, for an aggregate purchase price of $500,000 (the “Transaction”);

WHEREAS, pursuant to the Purchase Agreement, the closing of the Transaction was to occur on or prior to March 5, 2009 (the “Closing Date”);

WHEREAS, Lewis was unable to complete the Transaction on or prior to the Closing Date, and Lewis has asked the Company to extend the Closing Date until June 30, 2009; and

WHEREAS, the Company is willing to extend the Closing Date until June 30, 2009, provided that Lewis agrees to the terms of this First Amendment, including with respect to the agreement for judgment described below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1.	The Agreement is hereby amended by deleting “March 5, 2009” from Section 2 thereof and replacing it with “June 30, 2009.”

2.
The Agreement is hereby amended by adding the following sentence as a new and final sentence of Section 2: “Time is of the essence with respect to all provisions of this Agreement that specify a time for performance.”

3.
Lewis hereby agrees that the Company shall be permitted to enforce the Agreement and this First Amendment in a court of law in the Commonwealth of Massachusetts as set forth in the Agreement and this First Amendment, and Lewis hereby agrees to the entry of a judgment against Lewis and in favor of the Company with respect to Lewis’ obligations under Agreement, as amended, including the payment of the Aggregate Purchase Price plus and fees permitted hereby and thereby.  Lewis hereby waives any and all rights to a trial and hereby agrees and stipulates that the Company is entitled to an immediate judgment of the Aggregate Purchase Price and fees permitted by the Agreement and this First Amendment.

4.	Except as is set forth in this First Amendment, the Agreement is and shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, this First Amendment is executed as of the day first written below.

STOCKERYALE, INC.

By:	/s/ Mark W. Blodgett
Name: Mark W. Blodgett
Title: Chief Executive Officer

LEWIS OPPORTUNITY FUND LP

By:	/s/ W. Austin Lewis
Name: W. Austin Lewis
Title: General Partner